Exhibit 99.1

Investors:

Kyle Bland: 630-824-1907

Media:

Steve Carlson: 630-824-1783

SUNCOKE ENERGY, INC. ANNOUNCES TWO ADDITIONS TO BOARD OF DIRECTORS

Lisle, Ill. (February 19, 2016) –SunCoke Energy, Inc. (NYSE: SXC) today announced that Andrew D. Africk and Robert A. Peiser have been appointed to the Company’s board of directors, effective March 7, 2016. Mangrove Partners, a Company stockholder, recommended that Africk join the Board and Kingstown Capital Management, a Company stockholder, recommended that Peiser join the Board. Africk will serve on the Governance Committee of the board and Peiser will serve on the Compensation Committee. Africk and Peiser will serve in the class of directors who will be standing for election at the Company’s Annual Meeting of Stockholders on May 5, 2016 (the “2016 Class”). The 2016 Class also includes John W. Rowe, the Company’s Lead Director.

“Bob and Andy bring a wealth of operational and financial expertise to SunCoke, which will augment an already deeply talented board,” said Fritz Henderson, Chairman, President and Chief Executive Officer of SunCoke Energy, Inc. “We look forward to their many contributions to the direction and growth of our company in the years to come.”

Andrew D. Africk, 49, has over 20 years of corporate management and director experience. Africk founded Searay Capital LLC, a private investment company, in 2013. He previously spent 21 years at Apollo Global Management LLC, an alternative asset management firm, including as a senior partner responsible for Apollo’s investments in technology and communications such as Apollo’s purchases of lntelsat Ltd. (a global provider of commercial satellite services) and Hughes Communications, Inc. (a leading provider of satellite technology). Africk is currently a director of Alliqua Biomedical Inc. [Nasdaq: ALQA] and STR Holdings, Inc. [STRI: OTC US]. Africk has a Juris Doctor degree, magna cum laude, from the University of Pennsylvania Law School, and holds an MBA from The Wharton School of Business at the University of Pennsylvania. In addition, Africk holds a B.A.in Economics, summa cum laude, from the University of California at Los Angeles.

Robert A. Peiser, 67, has over 20 years of senior-level managerial and director experience across a variety of industries. Peiser was Chairman and Chief Executive Officer of Omniflight Helicopters, Inc. (an air medical services provider) from 2008 to May 2010. Prior to that, he served as President, Chief Executive Officer and a director of Imperial Sugar Company [Nasdaq: IPSU] from 2002 to 2008. Peiser currently is a director of Standard Register Company [NYSE: SR] and USA Truck, Inc. [Nasdaq: USAK], and has previously served on numerous other corporate boards including Primary Energy Recycling Corp. [TSX: PRI], Team Industrial Services, Inc., Solutia, Inc. [NYSE: SOA] and Signature Group Holdings, Inc. He is also the immediate past Chairman of the Texas TriCities Chapter of the National Association of Corporate Directors. Peiser holds an MBA in Finance and Management Control from Harvard University, and a B.A. in Economics from the University of Pennsylvania.

ABOUT SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. (NYSE: SXC) supplies high-quality coke to the integrated steel industry under long-term, take-or-pay contracts that pass through commodity and certain operating costs to customers. We utilize an innovative heat-recovery cokemaking technology that captures excess heat for steam or electrical power generation. We are the sponsor of SunCoke Energy Partners, L.P. (NYSE: SXCP), a publicly traded master limited partnership, holding a 2 percent general partner interest, 54 percent limited partnership interest and all of the incentive distribution rights. Our cokemaking facilities are located in Illinois, Indiana, Ohio, Virginia, Brazil and India. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

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